Exhibit 99.9


   American States Water Company Announces Approval by CPUC of Rate Increases


     SAN DIMAS, Calif.--(BUSINESS WIRE)--Jan. 10, 2006--American States Water Company (NYSE:AWR) announced that the California Public Utilities Commission ("CPUC") approved rate increases for Region II and Region I customer service areas of its Golden State Water Company ("GSWC") unit effective January 1, 2006. The authorized rate increases will provide GSWC additional annual revenues of approximately $5,168,500 for Region II and $537,300 for Region I. The increase for Region II represents the third year of a three-year General Rate Case increase approved by the CPUC in 2004. The increase in Region I is the second year of a three-year rate increase approved by the CPUC in 2005.
     Certain matters discussed in this news release with regard to the Company's expectations may be forward-looking statements that involve risks and uncertainties. The assumptions and risk factors that could cause actual results to differ materially, include those described in the Company's Form 10-Q and Form 10-K filed with the Securities and Exchange Commission.
     American States Water Company is the parent of Golden State Water Company, American States Utility Services, Inc. and Chaparral City Water Company. Through its subsidiaries, AWR provides water service to 1 out of 30 Californians located within 75 communities throughout 10 counties in Northern, Coastal and Southern California (approximately 252,800 customers) and to approximately 13,000 customers in the city of Fountain Hills, Arizona and a small portion of Scottsdale, Arizona. The Company also distributes electricity to approximately 23,000 customers in the Big Bear recreational area of California. Through its non-regulated subsidiary, American States Utility Services, the Company contracts with various municipalities, the U.S. government and private entities to provide various services, including billing and meter reading, water marketing and operation and maintenance of water and wastewater systems.


     CONTACT: American States Water Company
              Robert J. Sprowls, 909-394-3600, ext. 647